Filed pursuant to Rule 433

Registration Statement No. 333-282565

The Bank of Nova Scotia

US$1,000,000,000

6.875% Fixed Rate Resetting Limited Recourse Capital Notes, Series 7

(Non-Viability Contingent Capital (NVCC))

(subordinated indebtedness)

Term Sheet

Issuer:	The Bank of Nova Scotia (the “Bank”)

Issue:	6.875% Fixed Rate Resetting Limited Recourse Capital Notes, Series 7 (Non-Viability Contingent Capital (NVCC)) (subordinated indebtedness) (the “Notes”)

Format:	SEC Registered

Expected Ratings[1]:	S&P: BBB- Moody’s: Baa3 (hyb) DBRS: BBB (high)

Aggregate Principal Amount:	US$1,000,000,000

Par Value:	US$1,000,000,000

Trade Date:	September 29, 2025

Settlement Date*:	October 8, 2025 (T+6) (the “Issue Date”)

Initial Interest Reset Date:	October 27, 2035

Maturity Date:

October 27, 2085 (approximately 60 years)

On the Maturity Date, the Bank will repay to holders of the Notes

(“Noteholders”) the principal amount, plus accrued and unpaid interest to, but excluding, the Maturity Date. See also under “Limited Recourse” below.

Interest:	From and including the Issue Date to, but excluding, October 27, 2035 (the “Initial Rate Period”), interest will accrue on the Notes at an initial rate equal to 6.875% per annum. From and including each Reset Date (as defined below) to, but excluding, the next following Reset Date (each such period, a “Reset Rate Period”), interest will accrue on the Notes at a rate per annum equal to the sum, as determined by the Calculation Agent (as defined below), of (i) the then-prevailing U.S. Treasury Rate (as defined below) on the relevant Reset Rate Determination Date (as defined below) and (ii) 2.734%.

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Reset Dates:	October 27, 2035 and each fifth (5th) anniversary date thereafter (each, a “Reset Date”).

Reset Rate Determination Dates:	The second business day immediately preceding each Reset Date (each, a “Reset Rate Determination Date”).

Interest Payment Dates:	Interest on the Notes will be payable quarterly in arrears on January 27, April 27, July 27 and October 27 of each year, commencing on January 27, 2026 (long first interest payment period), subject to postponement as described in “Day Count / Business Day Convention” below (each, an “Interest Payment Date”).

U.S. Treasury Rate and Fallback:

“U.S. Treasury Rate” means, with respect to any Reset Rate Period for which such rate applies, the rate per annum equal to: the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days preceding the applicable Reset Rate Determination Date appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board, as determined by the Calculation Agent in its sole discretion.

If no calculation is provided as described above, then the Calculation Agent, after consulting such sources as it deems comparable to the foregoing calculation, or any such source as it deems reasonable from which to estimate the five-year treasury rate, shall determine the U.S. Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor five-year treasury rate, then the Calculation Agent shall use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of business day and the Reset Rate Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the five-year treasury rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The U.S. Treasury Rate will be determined by the Calculation Agent on the relevant Reset Rate Determination Date.

Day Count / Business Day Convention:	Interest will be calculated on the basis of a 360-day year of twelve 30-day months. New York, Toronto; Following, Unadjusted.

Interest Deferability:

Interest payments are non-deferrable.

Immediately after a Failed Coupon Payment Date (as defined below), pursuant to the limited recourse feature described below, each Noteholder will receive such Noteholder’s proportionate share of the Corresponding Trust Assets (as defined below). Upon delivery to the Noteholders of their proportionate share of the Corresponding Trust Assets following any Failed Coupon Payment Date in accordance with the limited recourse feature described below, all Notes will cease to be outstanding and each Noteholder will cease to be entitled to interest thereon. See “Limited Recourse” below.

“Failed Coupon Payment Date” means the fifth business day immediately following an Interest Payment Date upon which the Bank does not pay interest on the Notes in cash and has not cured such non-payment by subsequently paying such interest in cash prior to such fifth business day.

Price to Public (Issue Price):	100.000%

Net Proceeds (after underwriting commission but before offering expenses):	US$990,000,000

Initial Benchmark Treasury:	4.250% due August 15, 2035

Initial Benchmark Treasury Price and Yield:	100-28; 4.141%

Initial Re-Offer Yield:	6.875%

Initial Re-Offer Spread to Treasury:	+273.4 bps

Optional Redemption:

The Bank may, at its option, with the prior written approval of the Superintendent of Financial Institutions (Canada) (the “Superintendent”) and on not less than 10 days’ and not more than 60 days’ notice to each Noteholder, redeem the Notes, in whole or in part, on October 27, 2035 and each Interest Payment Date thereafter, at the Redemption Price (an “Optional Redemption”).

The Bank may, at its option, with the prior written approval of the Superintendent and on not less than 10 days’ and not more than 60 days’ notice to each Noteholder, redeem the Notes, in whole but not in part, (i) at any time following a Regulatory Event Date (as defined below), or (ii) at any time following the occurrence of a Tax Event (as defined below), in either case at the Redemption Price.

The failure of the Bank to pay the applicable Redemption Price for the Notes in cash when due will constitute a Recourse Event (as defined below) whereupon recourse of the Noteholders shall be limited to their proportionate share of the Corresponding Trust Assets held by the LRT Trustee (as defined below) pursuant to the limited recourse feature as described in “Limited Recourse” below.

The Bank will not redeem the Notes under any circumstances if such redemption would, directly or indirectly, result in the Bank’s breach of any provision of the Bank Act (Canada) (the “Bank Act”) or the OSFI Capital Adequacy Requirements (CAR) Guideline (as defined below).

Any Notes redeemed by the Bank shall be cancelled and may not be reissued.

“Redemption Price” of the Notes means the aggregate of (i) the principal amount thereof, and (ii) any accrued and unpaid interest up to, but excluding, the date fixed for redemption.

“Regulatory Event Date” means the date specified in a letter from the Superintendent to the Bank on which the Notes will no longer be recognized in full as eligible “Additional Tier 1 Capital” or will no longer be eligible to be included in full as risk-based “Total Capital” on a consolidated basis under the guidelines for capital adequacy requirements for banks as interpreted by the Superintendent.

“Tax Event” means the Bank has received an opinion of independent counsel of nationally recognized standing experienced in such matters (who may be counsel to the Bank or the Limited Recourse Trust (as defined below)) to the effect that:

(i) as a result of, (A) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada, or any political subdivision or taxing authority thereof or therein, affecting taxation; (B) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “administrative action”); or (C) any amendment to, clarification of, or change (including any announced prospective change) in, the official position with respect to or the interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to such administrative action that differs from the theretofore generally accepted position, in each of case (A), (B) or (C), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority in Canada, irrespective of the manner in which such amendment, clarification, change, administrative action, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation, pronouncement or administrative action is announced on or after the date of issue of the Notes, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or administrative action is effective and applicable) that (xx) the Bank or the Limited Recourse Trust is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid-up capital with respect to the Notes (including the treatment by the Bank of interest on the Notes) or the 6.875% Fixed Rate Resetting Perpetual Subordinated Additional Tier 1 Capital Notes (Non-Viability Contingent Capital (NVCC)) (subordinated indebtedness) of the Bank (“AT1 Notes”) or the treatment of the Notes or the AT1 Notes or other assets of the Limited Recourse Trust or the Limited Recourse Trust, as or as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority, provided that this clause (xx) shall not apply in respect of the deductibility of interest on the AT1 Notes, or (yy) the Limited Recourse Trust is, or will be, subject to more than a de minimis amount of taxes, duties or other governmental charges or civil liabilities;

(ii) as a result of any change (including any announced prospective change) in or amendment to the laws or treaties (or any rules, regulations, rulings or administrative pronouncements thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, treaties, rules, regulations, rulings or administrative pronouncements (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the Prospectus Supplement (or, in the case of a successor to the Bank, after the date of succession), the Bank (or its successor) has or will become obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to the Notes as described under “Additional Amounts” below (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced); or

(iii) on or after the date of the Prospectus Supplement (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, will result in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to the Notes as described under “Additional Amounts” below (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced);

and, in any such case of clause (ii) or (iii), the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor). For the avoidance of doubt, reasonable measures do not include a change in the terms of the Notes or the AT1 Notes or a substitution of the debtor.

Automatic Redemption:

Upon any redemption by the Bank of the AT1 Notes held in the Limited Recourse Trust in accordance with their terms on any date other than the Maturity Date (such redemption will be subject to the prior written approval of the Superintendent), outstanding Notes with an aggregate principal amount equal to the aggregate principal amount of AT1 Notes redeemed by the Bank shall automatically and immediately be redeemed, for a cash amount equal to the Redemption Price thereof, without any action on the part of, or the consent of, the Indenture Trustees (as defined below) or the Noteholders. For certainty, to the extent that the Bank has immediately prior to or concurrently with such AT1 Notes redemption redeemed or purchased for cancellation a corresponding principal amount of Notes in accordance with the terms of the Indenture, such requirement to redeem a corresponding aggregate principal amount of Notes shall be deemed satisfied.

Subject to the provisions of the Bank Act, the consent of the Superintendent, and the terms of the AT1 Notes, the AT1 Notes are redeemable, (A) in whole or in part, at the option of the Bank on October 27, 2035 and each AT1 Interest Payment Date thereafter, at the AT1 Redemption Price (as defined in the Term Sheet for the AT1 Notes attached as Annex A (the “AT1 Notes Term Sheet”)) and (B) when the AT1 Notes are held by the Limited Recourse Trust, in whole but not in part, (i) at any time following a Regulatory Event Date or (ii) at any time following the occurrence of a Tax Event, at the AT1 Redemption Price. See the AT1 Notes Term Sheet for more information.

The failure of the Bank to pay the applicable Redemption Price for the Notes in cash when due will constitute a Recourse Event whereupon recourse of the Noteholders shall be limited to their proportionate share of the Corresponding Trust Assets held by the LRT Trustee, pursuant to the limited recourse feature as described in “Limited Recourse” below.

Redemption of the AT1 Notes upon Redemption of the Notes:	If at any time the Bank redeems the Notes in accordance with their terms (including in connection with an Optional Redemption) or purchases Notes in whole or in part, by tender offer, open market purchases, negotiated transactions or otherwise, for cancellation, then the Bank shall, subject to the provisions of the Bank Act and the prior written approval of the Superintendent, redeem such aggregate principal amount of AT1 Notes that is equal to the aggregate principal amount of Notes redeemed or purchased for cancellation by the Bank, by the payment of an amount in cash equal to the aggregate principal amount of the AT1 Notes to be redeemed, together with all accrued and unpaid interest, if any, and except to the extent such unpaid interest was cancelled as described in the AT1 Notes Term Sheet under “Waiver and Discretionary Cancellation of Interest Payments”, up to, but excluding, the date fixed for redemption.

Limited Recourse:

While a Noteholder will have a claim against the Bank for the principal amount of the Notes and any accrued and unpaid interest (which will then be due and payable) if (i) a Failed Principal Payment Date (as defined below) occurs, (ii) a Failed Coupon Payment Date occurs, (iii) the Bank does not pay the Redemption Price in cash when due in connection with a redemption of the Notes, (iv) an event of default (as such term is defined under “Description of the Debt Securities We May Offer — Events of Default” in the prospectus dated November 8, 2024 (the “Prospectus”)) occurs, or (v) a Trigger Event (as defined below) occurs (each such event, a “Recourse Event”), the Noteholder’s sole recourse in respect of such claim will be limited to such Noteholder’s proportionate share of the assets (the “Corresponding Trust Assets”) held by a third party trustee (the “LRT Trustee”) in respect of the Notes in Scotiabank LRCN Trust (the “Limited Recourse Trust”). Initially, the LRT Trustee will hold assets in the Limited Recourse Trust in respect of more than one series of limited recourse capital notes, and the assets (including the Bank’s subordinated additional tier 1 capital notes) for each such series will be held separate from the assets for other series. Initially, Computershare Trust Company of Canada will act both as the LRT Trustee and one of the Indenture Trustees.

Pursuant to the declaration of trust dated March 29, 2021 governing the Limited Recourse Trust, prior to a Recourse Event, the LRT Trustee shall hold as Corresponding Trust Assets for each US$1,000 principal amount of Notes outstanding a US$1,000 principal amount of AT1 Notes or the related cash redemption proceeds.

“Failed Principal Payment Date” means the Maturity Date, if there is non-payment by the Bank of the principal amount of the Notes, together with any accrued and unpaid interest, in cash on such date.

Initially, at the time of issuance of the Notes, the Corresponding Trust Assets will consist of US$1,000,000,000 aggregate principal amount of AT1 Notes issued on or before the Issue Date at an issue price of 100.000%. From time to time, the Corresponding Trust Assets may alternatively consist of (i) AT1 Notes (or proceeds with respect to the subscription for units of the Limited Recourse Trust by the Bank, which are to be used by the Limited Recourse Trust to subscribe for

AT1 Notes), (ii) cash if the AT1 Notes are redeemed for cash by the Bank with the prior written approval of the Superintendent (other than the portion of the redemption proceeds comprising accrued and unpaid interest (if any)), (iii) common shares of the Bank (“Common Shares”) issued upon the conversion of the AT1 Notes into Common Shares as a result of a Trigger Event, or (iv) any combination thereof, depending on the circumstances. At no time shall the Corresponding Trust Assets include any interest paid on the AT1 Notes.

The aggregate principal amount of the AT1 Notes issued on or before the Issue Date and held in the Limited Recourse Trust will be equal to the aggregate principal amount of the Notes to be issued on the Issue Date.

Upon the occurrence of a Recourse Event that is not a Trigger Event, the LRT Trustee will deliver to each Noteholder an aggregate principal amount of AT1 Notes that is equal to the aggregate principal amount of Notes held by such Noteholder, and such delivery of AT1 Notes will be each Noteholder’s sole remedy against the Bank for repayment of the principal amount of the Notes and any accrued but unpaid interest thereon then due and payable.

Upon the occurrence of a Recourse Event that is a Trigger Event, each Noteholder will receive, and the LRT Trustee will deliver to each Noteholder, such Noteholder’s proportionate share of Common Shares issued upon the conversion of the AT1 Notes into Common Shares upon such Trigger Event. The number of Common Shares issuable in connection with the Trigger Event pursuant to each outstanding AT1 Note will be determined by dividing (a) the product of the Multiplier and the Note Value, by (b) the Conversion Price (each as defined below in the AT1 Notes Term Sheet). Such delivery of Common Shares will be each Noteholder’s sole remedy against the Bank for repayment of the principal amount of the Notes and any accrued but unpaid interest thereon then due and payable. See “NVCC Automatic Conversion” below.

The receipt by a Noteholder of such Noteholder’s proportionate share of the Corresponding Trust Assets upon the occurrence of a Recourse Event shall exhaust the remedies of the Noteholders under the Notes. If a Noteholder does not receive its proportionate share of the Corresponding Trust Assets under such circumstances, the sole remedy of the Noteholder for any claims against the Bank shall be limited to a claim for the delivery of its proportionate share of such Corresponding Trust Assets.

In case of any shortfall resulting from the value of the Corresponding Trust Assets being less than the principal amount of and any accrued and unpaid interest on the Notes, all losses arising from such shortfall shall be borne by the Noteholders.

All claims of Noteholders against the Bank under the Notes will be extinguished upon receipt of the Corresponding Trust Assets.

Indenture:	The Notes are to be issued under a subordinated debt securities indenture (non-viability contingent capital) (NVCC), dated as of October 12, 2017 (the “Base Indenture”), among the Bank and the Indenture Trustees, as amended and supplemented by a thirteenth supplemental indenture, to be dated as of October 8, 2025, among the Bank and the Indenture Trustees (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), establishing the terms of the Notes.

Trustees:	Computershare Trust Company, N.A., as U.S. Trustee, and Computershare Trust Company of Canada, as Canadian Trustee (in such capacity, together, the “Indenture Trustees”).

Purchase for Cancellation:

Subject to the prior written approval of the Superintendent, the Bank may at any time and from time to time, in whole or in part, purchase for cancellation the Notes in the open market, by tender offer, open market purchases, negotiated transactions or otherwise in accordance with applicable securities laws and regulations, so long as such acquisition does not otherwise violate the terms of the Indenture, upon such terms and at such prices as the Bank may determine.

Any Notes purchased by the Bank will be cancelled and may not be reissued.

If any Notes are to be cancelled, subject to the provisions of the Bank Act, the consent of the Superintendent and the terms of the AT1 Notes, the Bank shall redeem a corresponding aggregate principal amount of AT1 Notes (which amount shall equal the aggregate principal amount of the Notes to be cancelled) then held by the Limited Recourse Trust.

Conversion:	The Notes are not convertible into any other property.

NVCC Automatic Conversion:	Upon the occurrence of a Trigger Event (as defined below), each AT1 Note held in the Limited Recourse Trust will automatically and immediately be converted, without any action on the part of, or the consent of, the Noteholders, the holders of the AT1 Notes (the “AT1 Noteholders”), the LRT Trustee, the Indenture Trustees or the AT1 Indenture Trustees (as defined in the AT1 Notes Term Sheet), on a full and permanent basis, into that number of fully-paid Common Shares determined by dividing (a) the product of the Multiplier and the Note Value, by (b) the Conversion Price (each as defined below in the AT1 Notes Term Sheet) (an “NVCC Automatic Conversion”). See “NVCC Automatic Conversion” in the AT1 Notes Term Sheet for more details.

Immediately following such NVCC Automatic Conversion, pursuant to the limited recourse feature described above, each Noteholder will be entitled to receive, and the LRT Trustee will deliver to each Noteholder, such Noteholder’s proportionate share of Common Shares issued upon the conversion of the AT1 Notes into Common Shares upon a Trigger Event. See “Limited Recourse” above.

Trigger Event:

“Trigger Event” has the meaning set out in the Office of the Superintendent of Financial Institutions (Canada) (“OSFI”), Guideline for Capital Adequacy Requirements (CAR), Chapter 2 – Definition of Capital (the “OSFI Capital Adequacy Requirements (CAR) Guideline”), effective November 2023, as such term may be amended or superseded by OSFI from time to time, which term currently provides that each of the following constitutes a Trigger Event:

•

the Superintendent publicly announces that the Bank has been advised, in writing, that the Superintendent is of the opinion that the Bank has ceased, or is about to cease, to be viable and that, after the conversion of the AT1 Notes and all other contingent instruments issued by the Bank and taking into account any other factors or circumstances that are considered relevant or appropriate, it is reasonably likely that the viability of the Bank will be restored or maintained; or

•

a federal or provincial government in Canada publicly announces that the Bank has accepted or agreed to accept a capital injection, or equivalent support, from the federal government or any provincial government or political subdivision or agent or agency thereof without which the Bank would have been determined by the Superintendent to be non-viable.

Prohibited Owners:	The terms and conditions of the Notes will contain provisions that will provide the Bank with the right to have the LRT Trustee not: (a) deliver some or all, as applicable, of the Common Shares (held as Corresponding Trust Assets following a Recourse Event that is a Trigger Event) to any Ineligible Person (as defined below) or any person who, by virtue of that delivery would become a Significant Shareholder (as defined below) or (b) record in its securities register a transfer or issue of Common Shares (issued upon an NVCC Automatic Conversion) to any person whom the Bank or its transfer agent has reason to believe is an Ineligible Government Holder (as defined below). In such circumstances, the Bank will hold, as agent for such persons, the Common Shares that would have otherwise been delivered to such persons and will attempt to facilitate the sale of such Common Shares to parties other than the Bank and its affiliates on behalf of such persons through a registered dealer to be retained by the Bank on behalf of such persons. Those sales (if any) may be made at any time and at any price. The Bank will not be subject to any liability for failure to sell such Common Shares on behalf of such persons or at any particular price on any particular day. The net proceeds received by the Bank from the sale of any such Common Shares will be divided among the applicable persons in proportion to the number of Common Shares that would otherwise have been delivered to them after deducting the costs of sale and any applicable withholding taxes.

“Ineligible Government Holder” means any person who is the federal or a provincial government in Canada or agent or agency thereof, or the government of a foreign country or any political subdivision of a foreign country, or any agent or agency of a foreign government, in each case to the extent that the recording in the Bank’s securities register of a transfer or issue of any share of the Bank to such person would cause the Bank to contravene the Bank Act.

“Ineligible Person” means (i) any person whose address is in, or whom the Bank or either AT1 Indenture Trustee (as defined in the AT1 Notes Term Sheet) has reason to believe is a resident of, any jurisdiction outside of Canada or the United States of America to the extent that the issuance by the Bank of Common Shares or delivery of such shares by its transfer agent to that person, pursuant to an NVCC Automatic Conversion, would require the Bank to take any action to comply with securities, banking or analogous laws of that jurisdiction, and (ii) any person to the extent that the issuance by the Bank of Common Shares, or delivery of such shares by its transfer agent to that person, pursuant to an NVCC Automatic Conversion, would, at the time of the Trigger Event, cause the Bank to be in violation of any law to which the Bank is subject.

“Significant Shareholder” means any person who beneficially owns directly, or indirectly through entities controlled by such person or persons associated with or acting jointly or in concert with such person, a percentage of the total number of outstanding shares of a class of the Bank that is in excess of that permitted by the Bank Act.

Events of Default:

An event of default with respect to the Notes will occur only if the Bank becomes bankrupt or insolvent or becomes subject to the provisions of the Winding-up and Restructuring Act (Canada), or if the Bank goes into liquidation, either voluntarily or under an order of a court of competent jurisdiction, passes a resolution for the winding-up, liquidation or dissolution of the Bank, is ordered wound-up or otherwise acknowledges its insolvency. None of a default in the performance of any covenant contained in the Indenture, or the failure to make a payment on the Notes when due (including any interest payment), or an NVCC Automatic Conversion upon the occurrence of a Trigger Event will constitute an event of default (although the occurrence of a Failed Principal Payment Date, a Failed Coupon Payment Date, non-payment in cash of the Redemption Price when due in connection with a redemption of the Notes or a Trigger Event will constitute a Recourse Event).

The occurrence of an event of default is a Recourse Event for which the sole remedy of the Noteholders shall be the delivery of the Corresponding Trust Assets. In case of an event of default, the delivery of the Corresponding Trust Assets to the Noteholders will exhaust all remedies of such Noteholders in connection with such event of default. See “Limited Recourse” above.

Voting Rights:	None, other than in certain limited circumstances to be described in the Supplemental Indenture applicable to the Notes.

Additional Amounts:	The Bank will pay additional amounts in respect of any withholding or deduction imposed in respect of payments on the Notes subject to certain exemptions as described under “Description of the Notes—Payment of Additional Amounts” in the prospectus supplement for this offering (the “Prospectus Supplement”).

Form and Denomination:	The Notes will be issued in book-entry only form and will be represented by one or more fully registered global notes registered in the nominee name Cede & Co. of The Depository Trust Company. The Notes will be issued only in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof.

Status and Subordination:

The Notes will be direct unsecured subordinated indebtedness of the Bank and rank (a) subordinate to all of the Bank’s Higher Ranked Indebtedness (as defined in the Prospectus Supplement) and (b) in right of payment equally with and not prior to Deeply Subordinated Indebtedness (as defined in the Prospectus Supplement) (other than Deeply Subordinated Indebtedness which by its terms ranks subordinate to the Notes) of the Bank, in each case from time to time issued and outstanding. For greater clarity, Deeply Subordinated Indebtedness includes the AT1 Notes. The Notes will constitute subordinated indebtedness for the purposes of the Bank Act.

Upon the occurrence of a Recourse Event, including a Trigger Event or an event of default (which includes the insolvency or winding-up of the Bank), recourse of each Noteholder will be limited to the Noteholder’s proportionate share of the Corresponding Trust Assets. As mentioned above, the receipt by a Noteholder of its proportionate share of the Corresponding Trust Assets upon the occurrence of a Recourse Event shall exhaust the remedies of such Noteholder under the Notes. If a Noteholder does not receive its proportionate share of the Corresponding Trust Assets under such circumstances, the sole remedy of the Noteholder for any claims against the Bank shall be limited to a claim for the delivery of its proportionate share of such Corresponding Trust Assets. Upon delivery to the Noteholders of their proportionate share of the Corresponding Trust Assets following a Recourse Event, all Notes will cease to be outstanding. If the Corresponding Trust Assets that are delivered to the Noteholders under such circumstances comprise AT1 Notes or Common Shares, such AT1 Notes or Common Shares will rank on parity with the Bank’s other Deeply Subordinated Indebtedness or Common Shares, as applicable.

The Notes will not constitute deposits that are insured under the Canada Deposit Insurance Corporation Act (Canada) or by the United States Federal Deposit Insurance Corporation.

Canadian Bail-in Powers Acknowledgment:	No. The Notes will not be subject to Bail-in Conversion (as defined in the Prospectus Supplement) under the Canadian bail-in regime.

Governing Law:

The Notes and the Indenture will be governed by the laws of the State of New York, except that the subordination provisions will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

The Limited Recourse Trust is formed under the laws of the Province of Manitoba.

Use of Proceeds:	The net proceeds of this offering will be used for general business purposes.

Joint Bookrunner, Structuring Agent & Global Coordinator:	Scotia Capital (USA) Inc.

Joint Bookrunners:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC SG Americas Securities, LLC

Co-Managers:	Academy Securities, Inc. Cedar Leaf Capital Inc. Desjardins Securities Inc. R. Seelaus & Co., LLC

Calculation Agent:	Computershare Trust Company, N.A.

CUSIP / ISIN:	06419G EE2 / US0641GEE26

No EU Prospectus as the Notes are to be offered in the EEA only pursuant to an exemption under Regulation (EU) 2017/1129 (as amended) from the requirement to publish a prospectus for offers of Notes.

No UK Prospectus as the Notes are to be offered in the UK only pursuant to an exemption under the Financial Services and Markets Act 2000 (as amended) and Regulation (EU) 2017/1129 as it forms part of UK domestic law from the requirement to publish a prospectus for offers of Notes.

No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

This Term Sheet is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This Term Sheet is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Term Sheet relates is available only to relevant persons and will be engaged in only with relevant persons.

The Notes are not bail-inable debt securities (as defined in the Prospectus) and are not subject to Bail-In Conversion (as defined in the Prospectus Supplement).

* Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes on any date prior to one business day before delivery will be required, by virtue of the fact that the Notes initially will settle in six business days (T+6), to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

The Bank has filed a registration statement (File No. 333-282565) (including a base shelf prospectus dated November 8, 2024, the “Prospectus”) and a preliminary prospectus supplement dated January 23, 2025 (the “Prospectus Supplement”) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus, the Prospectus Supplement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and the Prospectus Supplement if you request it by calling Scotia Capital (USA) Inc. toll-free at 1 (800) 372-3930, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or SG Americas Securities, LLC toll-free at 1-855-881-2108.

Filed pursuant to Rule 433

Registration Statement No. 333-282565

Annex A

The Bank of Nova Scotia

US$1,000,000,000

6.875% Fixed Rate Resetting Perpetual

Subordinated Additional Tier 1 Capital Notes

(Non-Viability Contingent Capital (NVCC))

(subordinated indebtedness)

Term Sheet

Capitalized terms used in this document but not defined have the meaning given to them in the Term Sheet for 6.875% Fixed Rate Resetting Limited Recourse Capital Notes, Series 7 (Non-Viability Contingent Capital (NVCC))(subordinated indebtedness) (the “Notes”) to which this Term Sheet is attached.

Issuer:	The Bank of Nova Scotia (the “Bank”)

Issue:	6.875% Fixed Rate Resetting Perpetual Subordinated Additional Tier 1 Capital Notes (Non-Viability Contingent Capital (NVCC)) (subordinated indebtedness) (the “AT1 Notes”)

Format:	SEC Registered

Aggregate Principal Amount:	US$1,000,000,000

Par Value:	US$1,000,000,000

Expected Ratings[2]:	BBB- / Baa3 (hyb) / BBB (high) (S&P / Moody’s / DBRS)

Settlement Date:	On or prior to the Issue Date (the “AT1 Issue Date”)

Initial AT1 Reset Date:	October 27, 2035

Maturity Date:	The AT1 Notes have no scheduled maturity or redemption date. Accordingly, the Bank is not required to make any repayment of the principal amount of the AT1 Notes except in the event of bankruptcy or insolvency and provided that an NVCC Automatic Conversion (as defined below) has not occurred. See “Events of Default” and “NVCC Automatic Conversion” below.

[2]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Interest:	From and including the AT1 Issue Date to, but excluding, October 27, 2035 (the “AT1 Initial Rate Period”), interest will accrue on the AT1 Notes at an initial rate equal to 6.875% per annum. From and including each AT1 Reset Date (as defined below) to, but excluding, the next following AT1 Reset Date (each such period, an “AT1 Reset Rate Period”), interest will accrue on the AT1 Notes at a rate per annum equal to the sum, as determined by the Calculation Agent (as defined below), of (i) the then-prevailing U.S. Treasury Rate (as defined below) on the relevant AT1 Reset Rate Determination Date (as defined below) and (ii) 2.734%.

Reset Dates:	October 27, 2035 and each fifth (5th) anniversary date thereafter (each, a “AT1 Reset Date”).

Reset Rate Determination Dates:	The second business day immediately preceding each AT1 Reset Date (each, an “AT1 Reset Rate Determination Date”).

Interest Payment Dates:	Subject to the Bank’s right to cancel interest payments, interest on the AT1 Notes will be payable quarterly in arrears on January 27, April 27, July 27 and October 27 of each year, commencing on January 27, 2026 (long first interest payment period), subject to postponement as described in “Day Count / Business Day Convention” below (each, an “AT1 Interest Payment Date”).

U.S. Treasury Rate and Fallback:

“U.S. Treasury Rate” means, with respect to any Reset Rate Period for which such rate applies, the rate per annum equal to: the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days preceding the applicable AT1 Reset Rate Determination Date appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board, as determined by the Calculation Agent in its sole discretion.

If no calculation is provided as described above, then the Calculation Agent, after consulting such sources as it deems comparable to the foregoing calculation, or any such source as it deems reasonable from which to estimate the five-year treasury rate, shall determine the U.S. Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor five-year treasury rate, then the Calculation Agent shall use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of business day and the AT1 Reset Rate Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the five-year treasury rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The U.S. Treasury Rate will be determined by the Calculation Agent on the relevant AT1 Reset Rate Determination Date.

Waiver and Discretionary Cancellation of Interest Payments:

The LRT Trustee, as trustee of the Limited Recourse Trust, will, by written notice, provide to the Bank a waiver (the “Waiver”) of its right to receive any and all interest on the AT1 Notes during the period from and including the date of the Waiver to and including the AT1 Interest Payment Date falling on or immediately prior to the date upon which the Waiver ceases to be in effect. The Waiver shall remain in effect until the earlier of (i) the date upon which the LRT Trustee, as trustee, provides, by written notice, a revocation of the Waiver and (ii) the date upon which the LRT Trustee is no longer a legal and registered holder of AT1 Notes. On the date the Waiver is given, the Bank will cancel any interest payments that would otherwise be paid while the Waiver is in effect. Accordingly, for so long as the LRT Trustee has waived the right to receive interest, no interest is expected to be paid or payable on the AT1 Notes held in the Limited Recourse Trust on any AT1 Interest Payment Date on which the LRT Trustee is the holder of the AT1 Notes. The Waiver is applicable only to the LRT Trustee and not to any subsequent AT1 Noteholder. The Bank will provide a covenant to the LRT Trustee that, at any time while AT1 Notes are held by the LRT Trustee and the Waiver is no longer in effect, if the Bank pays cash interest on any of its other outstanding series of subordinated additional tier 1 capital notes (other than trust assets then held in respect of other series of limited recourse capital notes issued by the Bank), then the Bank will pay interest in full on the AT1 Notes on the next succeeding AT1 Interest Payment Date; provided that the AT1 Notes are held by the LRT Trustee on such AT1 Interest Payment Date.

In addition, interest will be due and payable on an AT1 Interest Payment Date only if it is not cancelled by the Bank. Any cancelled interest payments will not be cumulative. The Bank has the sole and absolute discretion at any time while the AT1 Notes are no longer held by the LRT Trustee and for any reason to cancel (in whole or in part), with notice to the AT1 Noteholders, any interest payment that would otherwise be payable on any AT1 Interest Payment Date. As a result, AT1 Noteholders may not receive any interest on any AT1 Interest Payment Date or at any other times, and AT1 Noteholders will have no claims whatsoever in respect of that cancelled interest.

At no time shall the Corresponding Trust Assets include any interest paid on the AT1 Notes.

Day Count / Business Day Convention:	Interest will be calculated on the basis of a 360-day year of twelve 30-day months. New York, Toronto; Following, Unadjusted.

Optional Redemption:

The Bank may, at its option, with the prior written approval of the Superintendent of Financial Institutions (Canada) (the “Superintendent”) and on not less than 10 days and not more than 60 days’ notice to each AT1 Noteholder, redeem the AT1 Notes, in whole or in part, on October 27, 2035 and each AT1 Interest Payment Date thereafter, at a redemption price equal to 100% of the principal amount thereof, plus any accrued and unpaid interest up to, but excluding, the date of redemption (except to the extent such unpaid interest was cancelled as described above under “Waiver and Discretionary Cancellation of Interest Payments”) (the “AT1 Redemption Price”).

The Bank may, at its option, with the prior written approval of the Superintendent and on not less than 10 days’ and not more than 60 days’ notice to each AT1 Noteholder, redeem the AT1 Notes, in whole but not in part, at any time following (i) when the AT1 Notes are held by the Limited Recourse Trust, a Regulatory Event Date, or (ii) when the AT1 Notes are no longer held by the Limited Recourse Trust, an AT1 Regulatory Event Date, at the AT1 Redemption Price.

Additionally, the Bank may, at its option, with the prior written approval of the Superintendent and on not less than 10 days’ and not more than 60 days’ notice to each AT1 Noteholder, redeem the AT1 Notes, in whole but not in part, at any time following the occurrence of (i) when the AT1 Notes are held by the Limited Recourse Trust, a Tax Event, or (ii) when the AT1 Notes are no longer held by the Limited Recourse Trust, an AT1 Tax Event, at the AT1 Redemption Price.

“AT1 Regulatory Event Date” means the date specified in a letter from the Superintendent to the Bank on which the AT1 Notes will no longer be recognized in full as eligible “Additional Tier 1 Capital” or will no longer be eligible to be included in full as risk-based “Total Capital” on a consolidated basis under the guidelines for capital adequacy requirements for banks as interpreted by the Superintendent.

“AT1 Tax Event” means the Bank has received an opinion of independent counsel of nationally recognized standing experienced in such matters (who may be counsel to the Bank) to the effect that:

(i) as a result of, (A) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada, or any political subdivision or taxing authority thereof or therein, affecting taxation; (B) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “administrative action”); or (C) any amendment to, clarification of, or change (including any announced prospective change) in, the official position with respect to or the interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to such administrative action that differs from the theretofore generally accepted position, in each case (A), (B) or (C), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority in Canada, irrespective of the manner in which such amendment, clarification, change, administrative action, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation, pronouncement or administrative action is announced on or after the date of issue of the AT1 Notes, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or administrative action is effective and applicable) that the Bank is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid-up capital with respect to the AT1 Notes or the treatment of the AT1 Notes, as or as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority; provided that this clause (i) shall not apply in respect of the deductibility of interest on the AT1 Notes;

(ii) as a result of any change (including any announced prospective change) in or amendment to the laws or treaties (or any rules, regulations, rulings or administrative pronouncements thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, treaties, rules, regulations, rulings or administrative pronouncements (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the Prospectus Supplement (or, in the case of a successor to the Bank, after the date of succession), the Bank (or its successor) has or will become obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to the AT1 Notes as described under “Additional Amounts” below (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced); or

(iii) on or after the date of the Prospectus Supplement (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, will result in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to the AT1 Notes as described under “Additional Amounts” below (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced);

and, in any such case of clause (ii) or (iii), the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor). For the avoidance of doubt, reasonable measures do not include a change in the terms of the AT1 Notes or a substitution of the debtor.

Automatic Redemption:	If at any time the Bank redeems the Notes, in whole or in part, in accordance with their terms (including in connection with an Optional Redemption) or purchases Notes, in whole or in part, by tender offer, open market purchases, negotiated transactions or otherwise, for cancellation, then the Bank shall, subject to the provisions of the Bank Act and the prior written approval of the Superintendent, redeem such aggregate principal amount of AT1 Notes that is equal to the aggregate principal amount of Notes redeemed or purchased for cancellation by the Bank, at the AT1 Redemption Price, without any action on the part of, or the consent of, the LRT Trustee, the AT1 Indenture Trustees or the AT1 Noteholders.

Optional Redemption Upon Maturity of the Notes:	Concurrently with or upon the maturity of the Notes, subject to the provisions of the Bank Act and the prior written approval of the Superintendent, the Bank may, at the Bank’s option, redeem all but not less than all of the outstanding AT1 Notes at the AT1 Redemption Price.

Issue Price:	100.000%

NVCC Automatic Conversion:

Upon the occurrence of a Trigger Event (as defined below), each outstanding AT1 Note, whether held by the Limited Recourse Trust or the AT1 Noteholders, will automatically and immediately be converted, on a full and permanent basis, without any action on the part of, or the consent of, the Noteholders, the AT1 Noteholders, the LRT Trustee, the AT1 Indenture Trustees or the Indenture Trustees, into that number of fully-paid common shares of the Bank (the “Common Shares”) determined by dividing (a) the product of the Multiplier and the Note Value, by (b) the Conversion Price (rounded down, if necessary, to the nearest whole number of Common Shares) (an “NVCC Automatic Conversion”).

“Conversion Price” means, in respect of each AT1 Note, the greater of (i) the Floor Price and (ii) the Current Market Price.

“Current Market Price” means the volume weighted average trading price of the Common Shares on the Toronto Stock Exchange (the “TSX”) or, if not then listed on the TSX, on another exchange or market chosen by the board of directors of the Bank on which the Common Shares are then traded, for the 10 consecutive trading days ending on the trading day immediately prior to the date on which the Trigger Event occurs (with the conversion occurring as of the start of business on the date on which the Trigger Event occurs), converted (if not denominated in U.S. dollars) into U.S. dollars at the Prevailing Rate on the day immediately prior to the date on which the Trigger Event occurs. If no such trading prices are available, Current Market Price shall be the Floor Price.

“Floor Price” means the U.S. dollar equivalent of CAD$5.00 converted into U.S. dollars at the Prevailing Rate on the day immediately prior to the date on which the Trigger Event occurs, subject to adjustment in the event of (i) the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all holders of Common Shares as a stock dividend, (ii) the subdivision, redivision or change of the Common Shares into a greater number of Common Shares, or (iii) the reduction, combination or consolidation of the Common Shares into a lesser number of Common Shares, in which case the Floor Price shall be adjusted so that it will equal the price determined by multiplying the Floor Price in effect immediately prior to such effective date or record date of such event by a fraction:

(i) the numerator of which shall be the total number of Common Shares outstanding on such effective date or record date before giving effect to such Common Share reorganization; and

(ii) the denominator of which shall be the total number of Common Shares outstanding immediately after giving effect to such Common Share reorganization (including, in the case where the securities exchangeable for or convertible into Common Shares are distributed, the number, without duplication, of Common Shares that would have been outstanding had all such securities been exchanged for or converted into Common Shares on such effective date or record date).

The adjustment shall be calculated to the nearest one-tenth of one cent provided that no adjustment of the Floor Price shall be required unless such adjustment would require an increase or decrease of at least 1% of the Floor Price then in effect; provided, however, that in such case any adjustment that would otherwise be required to be made will be carried forward and will be made at the time of and together with the next subsequent adjustment which, together with any adjustments so carried forward, will amount to at least 1% of the Floor Price.

“Multiplier” means 1.25.

“Note Value” means, in respect of each AT1 Note, US$1,000 plus (i) when the AT1 Notes are held by the Limited Recourse Trust, any accrued and unpaid interest on each US$1,000 principal amount of Notes up to, but excluding, the date of the Trigger Event, or (ii) when the AT1 Notes are no longer held by the Limited Recourse Trust, any accrued and unpaid interest on each AT1 Note up to, but excluding, the date of the Trigger Event (except to the extent such unpaid interest was cancelled).

“Prevailing Rate” means, in respect of any currencies on any day, the spot rate of exchange between the relevant currencies prevailing as at or about 12:00 noon (New York City time) on that date as appearing on or derived from the Relevant Page or, if such a rate cannot be determined at such time, the rate prevailing as at or about 12:00 noon (New York City time) on the immediately preceding day on which such rate can be so determined or, if such rate cannot be so determined by reference to the Relevant Page, the rate determined in such other manner as an Independent Financial Adviser (as defined in the Prospectus Supplement) shall consider in good faith appropriate.

“Relevant Page” means the relevant page on Bloomberg or such other information service provider that displays the relevant information.

Trigger Event:

“Trigger Event” has the meaning set out in the Office of the Superintendent of Financial Institutions (Canada) (“OSFI”), Guideline for Capital Adequacy Requirements (CAR), Chapter 2—Definition of Capital effective November 2023, as such term may be amended or superseded by OSFI from time to time, which term currently provides that each of the following constitutes a Trigger Event:

•

the Superintendent publicly announces that the Bank has been advised, in writing, that the Superintendent is of the opinion that the Bank has ceased, or is about to cease, to be viable and that, after the conversion of the AT1 Notes and all other contingent instruments issued by the Bank and taking into account any other factors or circumstances that are considered relevant or appropriate, it is reasonably likely that the viability of the Bank will be restored or maintained; or

•

a federal or provincial government in Canada publicly announces that the Bank has accepted or agreed to accept a capital injection, or equivalent support, from the federal government or any provincial government or political subdivision or agent or agency thereof without which the Bank would have been determined by the Superintendent to be non-viable.

Dividend Stopper and Restriction on Retirement of Shares:	If on any AT1 Interest Payment Date, the Bank does not pay in full the applicable interest on the AT1 Notes that is due and payable on such AT1 Interest Payment Date (whether as a result of cancellation or otherwise) except where such interest has been waived by the LRT Trustee pursuant to the Waiver, the Bank will not (a) declare dividends on the Common Shares or the preferred shares of the Bank or (b) redeem, purchase or otherwise retire any Common Shares or preferred shares of the Bank (except pursuant to any purchase obligation, retraction privilege or mandatory redemption provisions attaching to any preferred shares of the Bank), in each case, until the month commencing immediately after the Bank makes an interest payment in full on the AT1 Notes.

Events of Default:

An event of default with respect to the AT1 Notes will occur only if the Bank becomes bankrupt or insolvent or becomes subject to the provisions of the Winding-up and Restructuring Act (Canada), or if the Bank goes into liquidation, either voluntarily or under an order of a court of competent jurisdiction, passes a resolution for the winding-up, liquidation or dissolution of the Bank, is ordered wound-up or otherwise acknowledges its insolvency. None of a default in the performance of any covenant of the Bank contained in the AT1 Indenture (as defined below), or the failure to make a payment on the AT1 Notes when due (including any interest payment, whether as a result of cancellation or otherwise) or an NVCC Automatic Conversion upon the occurrence of a Trigger Event will constitute an event of default.

If an event of default has occurred, and a Trigger Event has not occurred, the entire principal amount of and accrued and unpaid interest on all of the AT1 Notes (except to the extent such unpaid interest was cancelled) will become immediately due and payable without any declaration or other act on the part of the AT1 Indenture Trustees or any AT1 Noteholders.

Common Share Corporate Event:	In the event of a capital reorganization, consolidation, merger or amalgamation of the Bank or comparable transaction affecting the Common Shares, the Bank will take necessary action to ensure that AT1 Noteholders receive, pursuant to an NVCC Automatic Conversion, the number of Common Shares or other securities that such AT1 Noteholders would have received if the NVCC Automatic Conversion occurred immediately prior to the record date for such event.

Prohibited Owners:	The terms and conditions of the AT1 Notes will contain provisions that will provide the Bank with the right not to: (a) deliver some or all, as applicable, of the Common Shares (issued upon a Trigger Event) to any Ineligible Person or any person who, by virtue of that delivery would become a Significant Shareholder or (b) record in its securities register a transfer or issue of Common Shares (issued upon an NVCC Automatic Conversion) to any person whom the Bank or its transfer agent has reason to believe is an Ineligible Government Holder. In such circumstances, the Bank will hold, as agent for such persons, the Common Shares that would have otherwise been delivered to such persons and will attempt to facilitate the sale of such Common Shares to parties other than the Bank and its affiliates on behalf of such persons through a registered dealer to be retained by the Bank on behalf of such persons. Those sales (if any) may be made at any time and at any price. The Bank will not be subject to any liability for failure to sell such Common Shares on behalf of such persons or at any particular price on any particular day. The net proceeds received by the Bank from the sale of any such Common Shares will be divided among the applicable persons in proportion to the number of Common Shares that would otherwise have been delivered to them after deducting the costs of sale and any applicable withholding taxes.

Purchase for Cancellation:

Subject to the prior written approval of the Superintendent, the Bank may, at any time that the AT1 Notes are not held by the Limited Recourse Trust, purchase for cancellation the AT1 Notes, in whole or in part, in the open market, by tender offer, open market purchases, negotiated transactions or otherwise in accordance with applicable securities laws and regulations, so long as such acquisition does not otherwise violate the terms of the AT1 Indenture, upon such terms and at such prices as the Bank may determine. The Bank may not purchase any AT1 Notes for cancellation while such AT1 Notes are held by the LRT Trustee in the Limited Recourse Trust.

Any AT1 Notes purchased or otherwise acquired by the Bank will be cancelled and may not be reissued.

Payment of Additional Amounts:	Subject to the Bank’s sole and absolute right to cancel interest payments at any time while the AT1 Notes are no longer held by the LRT Trustee, the Bank will pay additional amounts in respect of any withholding or deduction imposed in respect of payments on the AT1 Notes subject to certain exemptions as described under “Description of the AT1 Notes—Payment of Additional Amounts” in the Prospectus Supplement.

Form and Denomination:	For so long as the AT1 Notes are held by the Limited Recourse Trust, the AT1 Notes will be issued in definitive form. Thereafter, except in limited circumstances, the AT1 Notes will be issued in book-entry only form and will be represented by a global note registered in the nominee name Cede & Co. of The Depository Trust Company. The AT1 Notes will be issued only in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof.

AT1 Indenture:	The AT1 Notes are to be issued under an indenture, dated as of October 12, 2017 (the “Base Indenture”), among the Bank and the AT1 Indenture Trustees (as defined below), as amended and supplemented by a twelfth supplemental indenture, to be dated as of October 7, 2025, among the Bank and the AT1 Indenture Trustees (the “AT1 Supplemental Indenture” and, together with the Base Indenture, the “AT1 Indenture”), establishing the terms of the AT1 Notes.

Trustees:	Computershare Trust Company, N.A., as U.S. Trustee, and Computershare Trust Company of Canada, as Canadian Trustee (in such capacity, together, the “AT1 Indenture Trustees”)

Calculation Agent:	Computershare Trust Company, N.A.

Status and Subordination:

The AT1 Notes will be the Bank’s direct unsecured obligations and, in the event of the Bank’s insolvency or winding-up, will rank (a) subordinate in right of payment to the prior payment in full of all Higher Ranked Indebtedness (as defined in the Prospectus Supplement) and (b) in right of payment equally with and not prior to Deeply Subordinated Indebtedness (as defined in the Prospectus Supplement) (other than Deeply Subordinated Indebtedness which by its terms ranks subordinate to the AT1 Notes) of the Bank, in each case, from time to time outstanding. For greater clarity, Deeply Subordinated Indebtedness includes the Notes. The AT1 Notes will constitute subordinated indebtedness for the purposes of the Bank Act. In the event of the Bank’s insolvency or winding-up, the AT1 Notes will rank ahead of the Bank’s Common Shares and preferred shares.

The AT1 Notes will not constitute deposits that are insured under the Canada Deposit Insurance Corporation Act (Canada) or by the United States Federal Deposit Insurance Corporation.

Canadian Bail-in Powers Acknowledgment:	No. The AT1 Notes will not be subject to Bail-in Conversion (as defined in the Prospectus Supplement) under the Canadian bail-in regime.

Governing Law:

The AT1 Notes and the indenture governing the AT1 Notes will be governed by the laws of the State of New York, except that the provisions relating to an NVCC Automatic Conversion and the subordination provisions will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

The Limited Recourse Trust is formed under the laws of the Province of Manitoba.

CUSIP / ISIN:	0641G EF9 / US0641GEF90

The AT1 Notes are not bail-inable debt securities (as defined in the Prospectus) and are not subject to Bail-In Conversion (as defined in the Prospectus Supplement).

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